Exhibit 5(a)

August 13, 2021

Northwest Natural Holding Company

250 SW Taylor Street

Portland, Oregon 97204

Ladies and Gentlemen:

With respect to the Registration Statement No. 333-258792 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2021, by Northwest Natural Holding Company (the “Company”), relating to the offer and sale of up to $200,000,000 of the Company’s common stock, no par value (the “Shares”) as described in the Company’s Prospectus dated August 13, 2021 and Prospectus Supplement dated August 13, 2021, and pursuant to the Equity Distribution Agreement, dated August 13, 2021 (the “Distribution Agreement”) among the Company, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, and RBC Capital Markets LLC, as agents, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby. As to questions of fact material to the opinions expressed herein, I have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons other than the Company, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as originals of the documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

2.

The Shares to be issued and sold by the Company pursuant to the Distribution Agreement, when issued and delivered by the Company in accordance with the Distribution Agreement against payment of the consideration contemplated thereby, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Oregon.

I hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on or about August 13, 2021, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,
/s/ MardiLyn Saathoff, Esq.
MardiLyn Saathoff, Esq.
Senior Vice President, Regulation and General Counsel

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